Exhibit (a)(1)(c)

NEOMAGIC CORPORATION

OFFER TO AMEND WARRANTS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer, including: (1) the Offer to Amend Certain Outstanding Warrants (referred to as the Offer to Amend); (2) the letter from Douglas R. Young, dated June 28, 2007; (3) this election form; (4) the withdrawal form; and (5) the warrant amendment. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible warrantholders who hold eligible warrants the opportunity to amend these warrants in order to permit the Company to avoid the unfavorable accounting consequences discussed in the Offer to Amend. This offer expires at 4:00 p.m., Pacific Time, on July 27, 2007 unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

If you participate in this offer, you must amend all of your outstanding eligible warrants listed on your own personal addendum.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please indicate your election by checking the box below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

You may withdraw this election by submitting a properly completed and signed withdrawal form before the expiration date, which will be 4:00 p.m., Pacific Time, July 27, 2007, unless extended.

☐ Yes, I wish to tender for amendment each of my eligible warrants listed on the Addendum issued to me.

All of these warrants will be irrevocably amended effective as of July 27, 2007.

WARRANTHOLDER NAME
(Please print):

By:
Signature of Authorized Signatory

Title:

E-mail Address		Date and Time Signed

RETURN TO CHARLOTTE WILLSON NO LATER THAN 4:00 p.m., PACIFIC TIME, ON JULY 27, 2007 BY FAX (408) 988-7030) OR BY OVERNIGHT COURIER OR HAND DELIVERY

NEOMAGIC CORPORATION

OFFER TO AMEND WARRANTS

INSTRUCTIONS TO THE ELECTION FORM

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.	Delivery of Election Form and Warrant Amendment.

A properly completed and signed original of this election form (or a facsimile of it) and original (or facsimile) signed warrant amendment must be received by Charlotte Willson either via hand delivery or overnight courier at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson, or via facsimile (fax number: (408) 988-7030), on or before 4:00 p.m., Pacific Time, on July 27, 2007 (referred to as the expiration date).

The delivery of all required documents, including election forms and warrant amendments, is at your risk. Delivery will be deemed made only when actually received by NeoMagic. You may hand deliver or courier your election form to Charlotte Willson at NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, or you may fax it to Charlotte Willson at (408) 988-7030. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by e-mail within two (2) business days. If you have not received such an e-mail confirmation, it is your responsibility to ensure that your election form has been received by July 27, 2007. Only responses that are complete, signed and actually received by Charlotte Willson by the deadline will be accepted. Responses submitted by any other means, including U.S. mail (or other post), are not permitted.

Our receipt of your election form and warrant amendment is not by itself an acceptance of your warrants for amendment. For purposes of the offer, we will be deemed to have accepted warrants for amendment that are validly tendered and not properly withdrawn as of when we give oral or written notice to the warrant holders generally of our acceptance for amendment of such warrants, which notice may be made by press release, e-mail or other method of communication.

NeoMagic will not accept any alternative, conditional or contingent tenders. Although it is our intent to send you an e-mail confirmation of receipt of this election form and the warrant amendment, by signing this election form, you waive any right to receive any notice of the receipt of your documents, except as provided for in the Offer to Amend. Any confirmation of receipt sent to you will merely be a notification that we have received your election form and warrant amendment and does not mean that your warrants have been amended. Your warrants that are accepted for amendment will be amended on the same day as the expiration of the offer, which is scheduled to be July 27, 2007.

2.	Withdrawal.

Elections to amend made through the offer may be withdrawn at any time before 4:00 p.m., Pacific Time, on July 27, 2007. If NeoMagic extends the offer beyond that time, you may withdraw your election at any time until the extended expiration of the offer. In addition, although NeoMagic currently intends to accept your validly completed election form and warrant amendment promptly after the expiration of the offer, if we have not accepted your warrants by 9:00 p.m., Pacific Time, on July 27, 2007, you may withdraw your election at any time thereafter. To withdraw your election, you must deliver by hand or courier (NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, attention: Charlotte Willson), or via facsimile (fax number: (408) 988-7030) a signed and dated withdrawal form, with the required information, to Charlotte Willson while you still have the right to withdraw the election. You may not rescind any withdrawal for purposes of the offer unless you properly re-elect to amend your warrants before the expiration date. To re-elect to amend your warrants following a withdrawal of your election, you must submit a new election form to Charlotte Willson before the expiration date by following the procedures described in these instructions. Your new election form must include the required information and must be signed and clearly dated after the date of your original election form and after any withdrawal form you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election form, any previously submitted election form or withdrawal form will be disregarded and will be considered replaced in full by the new election form. You will be bound by the last properly submitted election form or withdrawal form we receive before the expiration date.

3.	Tenders.

If you intend to amend warrants through the offer, you must elect to amend all of your eligible warrants. You may not pick and choose which of your eligible warrants you wish to amend. If you have exercised a portion of an eligible warrant, your election will apply to the portion that remains outstanding and unexercised.

4.	Signatures on this Election Form.

If this election form is signed by the holder of the warrants, the signature must correspond with the name as written on the face of the warrant agreement or agreements to which the warrants are subject without alteration, enlargement or any change whatsoever. If your name has been legally changed since your warrant agreement was signed, please submit proof of the legal name change.

If this election form is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to NeoMagic of the authority of that person to act in that capacity must be submitted with this election form.

5.	Other Information on This Election Form.

In addition to signing this election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6.	Requests for Assistance or Additional Copies.

You should direct questions about the offer or requests for additional copies of the Offer to Amend and the other Warrant Amendment Program documents to Charlotte Willson, NeoMagic Corporation, 3250 Jay Street, Santa Clara, California 95054, telephone number (408) 486-3965. Copies will be furnished promptly at NeoMagic’s expense.

7.	Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any eligible warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any election form or any warrant amendment that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly tendered warrant amendments that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any tender of any particular warrant amendment or for any particular warrantholder, provided that if we grant any such waiver, it will be granted with respect to all warrantholders and tendered warrant amendments. No tender of warrant amendments will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in documents, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The election form (or a facsimile copy of it) together with all other required documents must be received by Charlotte Willson, on or before 4:00 p.m., Pacific Time, on July 27, 2007.

8.	Additional Documents to Read.

You should be sure to read the Offer to Amend, all documents referenced therein, and the letter from Douglas R. Young, dated June 28, 2007, before deciding to participate in the offer.

9.	Important Tax Information.

You should refer to Section 14 — Material U.S. Federal Income Tax Consequences of the offer, which contains important federal income tax information. We also recommend that you consult with your own personal financial planner, or other personal financial, legal and/or tax advisors or other personal advisors before deciding whether or not to participate in this offer.